Exhibit 8.1

List of Principal Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation	Percentage of Ownership
Concorde International Group Pte Ltd	Singapore	100%
Concorde Security Pte Ltd	Singapore	96.81%
Concorde i-FAST USA Inc.	Texas, United States	100%
Concorde Security Sdn Bhd	Malaysia	49%
Concorde Security Limited	United Kingdom	100%
Concorde Asia Pte Ltd	Singapore	70%
Berjaya Academy Pte Ltd	Singapore	70%
YOOV Group Holding Limited	BVI	100%
YOOV Internet Technology Limited	Hong Kong	100%
Potwin International Limited	BVI	100%
YOOV Internet Technology (Asia) Limited	Hong Kong	100%
YOOV Capital Limited	Hong Kong	100%
Jump Group Limited	Hong Kong	100%
BYOB Group Limited	Hong Kong	100%
YOOV Internet Technology (HK) Limited	Hong Kong	100%
YOOV Insurance Services Limited	Hong Kong	65%
YOOV Malaysia Sdn Bhd	Malaysia	100%
YOOV Group Holding Pte Ltd	Singapore	100%
Good On Time Limited	Hong Kong	75%
Interactive Union Limited	Hong Kong	70%
Good Staywell HK Limited	Hong Kong	30%